Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), dated as of May 5, 2015, by and between ZIOPHARM Oncology, Inc., a Delaware corporation, with and principal offices at One First Avenue, Parris Building, #34 Navy Yard Plaza, Boston, Massachusetts 02129 (the “Company”), and LAURENCE JAMES NEIL COOPER, M.D., PH.D., presently residing at 311 West 8th Street, Houston, TX 77007 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee as Chief Executive Officer of the Company, and Employee desires to serve the Company in that capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment.

(a) Services. Employee will be employed by the Company as its Chief Executive Officer starting May 5, 2015 (the “Start Date”), on the terms set forth herein. Employee will report directly to the Board of Directors of the Company (the “Board”). Employee shall have such duties, authorities and responsibilities as assigned by the Board and as generally required of a Chief Executive Officer in companies that are substantially similar to the Company (collectively the “Services”). Notwithstanding the foregoing, the Board may expand, reduce or otherwise alter the duties of Employee in its sole discretion; provided, however, that any such reduction or alteration of Employee’s duties may constitute “Good Reason” for Employee’s resignation (as such term is defined in Section 8(d) hereof), thereby potentially entitling Employee to the severance and other benefits provided pursuant to Section 9 of this Agreement. Employee agrees to perform his duties faithfully, to use his best efforts to advance the best interests of the Company, to devote substantially all of his business time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by Employee of his duties hereunder or that will adversely affect, or reflect negatively upon, the Company; provided, however, that Employee may engage in the following activities to the extent that such activities, individually or collectively, do not interfere with the performance of Employee’s duties and responsibilities hereunder: (A) participating in charitable, civic, educational, professional, community or industry affairs; (B) attending to personal financial matters; (C) serving as faculty at the University of Texas MD Anderson Cancer Center (“MD Anderson”) and/or at the University of Pennsylvania; (D) authoring papers, abstracts or other professional communications for for-profit business or entities, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld or delayed); (E) authoring papers, abstracts or other professional communications for non-profit organizations, entities or institutions, subject to Employee providing prior written notice to the Board; and (F) engaging in such other activities, subject to the prior written approval of the Board (which approval shall not be unreasonably withheld or delayed).

(b) Acceptance. Employee hereby accepts such employment and agrees to render the Services.

2. Employment is At-Will.

Employee acknowledges that this Agreement does not create any obligation on Employee’s part to work for the Company, or on the part of the Company to employ Employee, for any fixed period of time. Employment is at-will and may be terminated at any time with or without cause and without providing a reason for such termination.

3. Best Efforts; Place of Performance.

(a) Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company. Except as otherwise noted in this Agreement, during his employment with the Company, Employee shall not, without the prior written consent of the Board, accept other employment, perform services (including consulting services) for any other person or entity, or otherwise be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

(b) The duties to be performed by Employee hereunder shall initially be performed in Houston, Texas and Boston, Massachusetts; provided that Employee’s principal place of employment may be relocated to Philadelphia, Pennsylvania or Boston, Massachusetts, or to such other metropolitan area in the United States as is mutually agreed upon by Employee and the Company, and at such time as is mutually agreed upon by Employee and the Company. The Company will provide suitable office space for Employee in Houston, Boston, Philadelphia and/or such other metropolitan area (as may be the case).

4. Compensation. As full compensation for the performance by Employee of his duties under this Agreement, the Company shall pay Employee as follows:

(a) Base Salary. The Company shall pay Employee a salary (the “Base Salary”) equal to Five Hundred Thousand Dollars ($500,000.00) per annum, which Base Salary shall be subject to review by the Board or the Compensation Committee at least annually, provided that the Base Salary shall not be subject to reduction. Payment shall be made in accordance with the regular payroll practices of the Company in effect from time to time.

(b) Performance Bonus. Employee shall be eligible to receive an annual performance-based bonus (the “Performance Bonus”), based on Employee’s performance as determined by the Board or the Compensation Committee thereof for each calendar year or partial calendar year during Employee’s employment under this Agreement. The target amount of the Performance Bonus shall be equal to two hundred percent (200%) of Employee’s Base Salary, with the amount of the actual Performance Bonus payable for each year determined by the Board or Compensation Committee in its sole discretion. The amount so determined shall be payable within 30 days following December 31 of each calendar year during Employee’s employment under this Agreement; provided that Employee remains employed by the Company through December 31 of the calendar year during which the Performance Bonus was earned. The amount of Performance Bonus for fiscal 2015, if any, shall be determined pro rata based on the number of days in such calendar year on which the Employee was employed by the Company. At the sole discretion of the Board, Employee may receive additional bonuses (each, a “Discretionary Bonus”) based upon his performance on behalf of the Company and/or the Company’s performance. Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board in its sole discretion.

(c) Sign-On Bonus. On the Start Date, the Company will pay Employee a one-time sign-on bonus of One Million Dollars ($1,000,000.00) (the “Sign-on Bonus”). In the event that Employee’s employment is terminated by the Company for Cause or Employee resigns without Good Reason, in either case prior to the one year anniversary of the Start Date, Employee will promptly repay the Sign-on Bonus to the Company, without interest or other charges; provided that (i) for each full month of employment completed by Employee after the Start Date, Employee’s obligation to repay the Sign-on Bonus will be reduced by one-twelfth; and (ii) in the event that Employee’s employment is terminated by the Company without Cause or Employee resigns for Good Reason, Employee will have no obligation to repay any portion of the Sign-on Bonus.

(d) Restricted Stock. Subject to approval by the Board, the Company will grant Employee an award of One Million (1,000,000) shares of restricted Common Stock of the Company (the “Restricted Stock”), vesting one third annually starting with the first anniversary of the date of grant, subject to Employee’s continued employment with the Company through the applicable vesting dates. The date of grant of the Restricted Stock will be the later of the Start Date and the date of Board approval of the grant. The Company will recommend that the Board approve the grant of Restricted Stock to Employee at the first regular meeting of the Board following the Start Date. Such Restricted Stock grant will be governed by the Company’s 2012 Equity Incentive Plan and the standard form of Restricted Stock Agreement that will incorporate the Restricted Stock related provisions contained in this subsection (d), which agreement shall be entered into by Employee as a condition to the grant of the Restricted Stock.

(e) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts and benefits payable or provided to Employee under this Agreement.

(f) Expenses. The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses (which shall include business-class travel, unless unavailable and then first-class travel, and lodging). In addition, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with his commute from Houston, Texas to Philadelphia and/or Boston, prior to Employee’s relocation to the Philadelphia or Boston metropolitan area (as applicable) (which shall include airfare, ground transportation, a furnished apartment for Employee and airfare for Employee’s spouse for two monthly trips from Houston to Philadelphia or Boston in addition to any trips specifically related to relocation activities). After such relocation to the

Philadelphia or Boston metropolitan area (as applicable), the Company shall reimburse Employee for the cost of maintaining Employee’s current residence in Houston, Texas, or for the cost of an apartment, to permit Employee to manage the Company’s research and development activities in Houston, Texas. The Company shall reimburse Employee upon timely receipt by the Company of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. The Company’s expense reimbursement policy generally requires that application for reimbursement be made as soon as practicable after the expense is incurred, but in no event more than one year after the date of the expense. Reimbursements are made by the Company no less frequently than monthly, and for compliance with Code Section 409A (as hereinafter defined), not later than December 31 of the year following the year in which the expense was incurred.

(g) Vacation and Other Benefits. Employee shall be entitled to a vacation of four (4) weeks per annum (or pro rata portion thereof for any partial year), in addition to holidays observed by the Company as they fall on scheduled days of work. Employee shall be entitled to carry forward accrued and unused vacation to the next year of employment, subject to the limitations and pursuant to the terms of the Company’s generally applicable vacation policy. Notwithstanding anything to the contrary set forth in Section 9 of this Agreement or elsewhere in this Agreement, upon any termination of Employee’s employment, the Company will provide timely payment to Employee in respect of any then accrued but unused vacation. Employee shall also be entitled to the rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “fringe” benefits) as the Company shall make available to other employees generally from time to time.

(h) Relocation Expenses. Subject to Employee’s relocation from Employee’s current residence in Houston, and Employee’s continued employment through the time of relocation, the Company will reimburse Employee for the ordinary and necessary expenses incurred by Employee as a result of his relocation, including the reasonable costs associated with (i) packing, unpacking and moving Employee’s personal and household goods to the Philadelphia or Boston metropolitan area (as applicable); (ii) Houston, Texas area home closing costs (including customary real estate closing costs for the sale of Employee’s existing home, including realtor’s commission up to 6%), but excluding seller-paid points, pro-rated taxes, pro-rated interest and sellers’ allowances; and (iii) Philadelphia or Boston (as applicable) area normal closing costs for purchase of a new home with a maximum of 1% for loan origination fee and excluding discount points, pre-paids and homeowner association fees (the “Relocation Expenses”). In addition, if any Relocation Expenses paid to Employee is determined to be taxable as ordinary income to Employee, the Company will make an additional cash payment to Employee (the “Relocation Gross-Up Payment”), in an amount which, after the reduction of any income or employment taxes associated with the Relocation Gross-Up Payment, is sufficient to satisfy the amount of the income and employment taxes incurred by Employee as a result of such payment or reimbursement of the Relocation Expenses. For compliance with Code Section 409A, any Relocation Gross-Up Payment shall be made no later than December 31 of the year following the year in which the Executive remits any such taxes incurred as a result of such payment or reimbursement of the Relocation Expenses. Any Relocation Expenses will be paid to Employee within 30 days after the date Employee submits receipts for such expenses. For the avoidance of doubt, if any reimbursements payable to Employee are subject to the provisions of Code Section 409A: (a) to be eligible to obtain reimbursement for such Relocation Expenses, Employee must submit expense reports within 45 days after the expense is incurred, (b) any such Relocation Expenses will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of Relocation Expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to Relocation Expenses under this Agreement will not be subject to liquidation or exchange for another benefit.

(i) Legal Fees. The Company will pay for the reasonable legal fees actually incurred by Employee in connection with the review and negotiation of this Agreement and the discussions with MD Anderson over Employee’s continuing role and potential conflicts of interest, in an amount not to exceed $18,000.

5. Confidentiality; Non-Compete. Employee acknowledges that all Company employees, including Employee, are required to sign the Invention, Non-Disclosure and Non-Competition Agreement in the form attached hereto and incorporated herein as Exhibit A as a condition of employment. If Employee declines to sign the Invention, Non-Disclosure and Non-Competition on or prior to the commencement of his employment hereunder, this Agreement shall be terminated and be of no further force and effect, ab initio, and no amount of Base Salary, severance or other compensation or payment shall be due Employee hereunder.

6. Assignment. Neither this Agreement nor any of the rights and obligations of Employee under this Agreement may be assigned, transferred or otherwise disposed of by Employee.

7. Termination. Employee’s employment hereunder may be terminated at any time, with or without Cause, and without providing a reason for such termination. This Agreement shall terminate upon termination of Employee’s employment, except that the provisions of Sections 8 and 9 below shall survive any termination of this Agreement. The provisions of the Invention, Non-Disclosure and Non-Competition Agreement shall survive termination of this Agreement.

8. Termination. Employee’s employment hereunder shall be terminated upon Employee’s death and may be terminated as follows:

(a) Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee or conditions shall constitute “Cause”:

(i) The willful or negligent failure, disregard or refusal by Employee to perform his duties hereunder for a period of fifteen (15) business days after Employee has been given written notice thereof;

(ii) Any act by Employee, that in the reasonable opinion of a majority of the Board has the effect of injuring the business or reputation of the Company or any of its affiliates;

(iii) Misconduct by Employee in respect of the duties or obligations of Employee under this Agreement, including, without limitation, insubordination with respect to lawful directions received by Employee from the Board for a period of fifteen (15) business days after Employee has been given written notice thereof;

(iv) Employee’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by a majority of the Board after a reasonable and good faith investigation by the Board following a written allegation by another employee of the Company, that Employee engaged in any conduct prohibited by law (including, without limitation, harassment that constitutes age, sex or race discrimination);

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not constituting a misdemeanor or felony);

(vii) Material breach by Employee of any of the provisions of the Company’s Invention, Non-Disclosure and Non-Competition Agreement, as determined by a majority of the Board; and

(viii) Failure by Employee to cure any breach in any material respect by Employee of any provision of this Agreement within fifteen (15) business days after Employee has been given written notice thereof.

(b) Employee’s employment hereunder may be terminated by the Company due to Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur upon rendering of a written termination notice by the Board after Employee has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive 12 month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) Employee’s employment hereunder may be terminated by the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (other than (A) a merger effected exclusively for the purpose of changing the domicile of the Company, (B) financing activities in the ordinary course in which the Company sells its equity securities, or (C) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations (the “Treasury Regulations”) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)).

(d) Employee’s employment hereunder may be terminated by the Employee for Good Reason, provided that such termination occurs within two (2) years following the occurrence of an event of Good Reason (as defined below) and provided, further, that the Employee has provided the Company with written notice of an event of Good Reason within ninety (90) days following the date of its occurrence and the Company shall have failed to cure the event of Good Reason within thirty (30) days following the Company’s receipt of such notice from Employee. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Employee of duties that constitute a material diminution in Employee’s authorities, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Company of the Employee’s authorities, duties, responsibilities, titles or offices; (iii) any material reduction by the Company of the Employee’s base compensation payable hereunder; or (iv) a material breach by the Company of this Agreement that is not cured within 30 days after receipt by the Company of written notice of such breach.

9. Compensation upon Termination.

(a) If Employee’s employment is terminated as a result of his death or Disability, as a result of his voluntary resignation other than for Good Reason, or by the Company for Cause, the Company shall pay to Employee or to the Employee’s estate, as applicable, his accrued Base Salary through the date of termination and expense reimbursement amounts for expenses incurred through the date of termination. Employee shall have no further entitlement to any other compensation or benefits from the Company, except as provided in Section 10(a) below regarding continuation of insurance coverage. Employee shall not be entitled to any bonus payable after the date of termination. Any Restricted Stock the restrictions on which have not lapsed as of the date of termination, shall be deemed to have expired or be forfeited, as applicable, as of such date.

(b) If Employee’s employment is terminated by the Company without Cause, and other than by reason of death or Disability, or if the Employee’s employment is terminated by the Employee for Good Reason, then the Company shall pay to Employee his Base Salary through the date of his termination and any expense reimbursement amounts for expenses incurred through the date of termination. In addition, if (i) Employee has executed and delivered to the Company, within 30 days after the effective date of that termination, a written general release in a form satisfactory to the Company, whereby Employee shall release the Company from any and all potential liabilities arising out of Employee’s employment with, or termination from employment from, the Company; and (ii) the rescission period specified in that release has expired, the Company shall: (A) pay to Employee severance in the form of continuing payments of Employee’s Base Salary in effect as of the effective date of termination, less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll schedule, for a period of twelve (12) months following the effective date of termination (the “Severance Payments”); provided, however, that no Severance Payments will be made prior to the 60th day following the effective date of termination, and on that 60th date, the Company will pay Employee a lump sum payment equal to the payments that would have been paid earlier but for the delay due to this Section, with the balance paid thereafter as originally scheduled; (B) pay to Employee a pro-rata portion of the Performance Bonus contemplated by Section 4(b) that would have been payable for the calendar year in which termination of his employment occurs, based on the Board’s evaluation of Employee’s performance in such year, payable in a single lump sum on the 90th day after the effective date of termination; and (C) provide for accelerated vesting of the Restricted Stock through the next scheduled vesting date immediately following the effective date of termination. For purposes of calculation of the Severance Payments, Employee’s Base Salary and Performance Bonus target amounts shall be calculated without giving effect to any reduction that would give rise to Employee’s right to resign for Good Reason. Except as otherwise provided in this Section, all unvested Restricted Stock as of the date of Employee’s termination shall be deemed to have expired as of such date.

(c) If (i) Employee’s employment is terminated by the Company (or its successor) without Cause or the Employee resigns for Good Reason, in either case (A) within eighteen (18) months following the occurrence of a Change of Control or (B) within 90 days prior to and in connection with the occurrence of a Change of Control, then in addition to the severance benefits provided under Section 9(b) above, (1) all unvested Restricted Stock held by Employee at the time that such termination occurs shall be accelerated and deemed to have vested as of the termination date; and (2) in lieu of the pro-rata bonus described in Section 9(b)(ii)(C) above, the Company shall pay Employee the target amount of the Performance Bonus contemplated by Section 4(b) (i.e., two hundred percent (200%) of Employee’s Base Salary) that would have been payable for the calendar year in which termination of his employment occurs, payable in a single lump sum on the 90th day after the effective date of termination.

(d) This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(e) Amounts payable to Employee pursuant to Sections 9(b) or 9(c) hereof shall only be paid following Employee’s separation from service with the Company. The time for payment of amounts due following Employee’s separation from service pursuant to this Section 9 shall be determined in accordance with the Company’s regular payroll and bonus payment practices, subject to the provisions of Code Section 409A and the Treasury Regulations. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company the Company’s common stock is publicly traded (as determined under Code Section 409A), (ii) Employee is a “specified employee” (as determined under Code Section 409A), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and one day following Employee’s termination of employment with the Company (or the earliest date as is permitted under Code Section 409A without any accelerated or additional tax); and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Code Section 409A, and, to the extent required by Code Section 409A, references herein to Employee’s “termination of employment” shall refer to Employee’s “separation from service” (within the meaning of Code Section 409A) with the Company (as defined to include any affiliates required to be taken into account for that definition of separation from service). To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. The compensation (including without limitation separation benefits) provisions of this Agreement shall be interpreted, operated and administered in a manner intended to comply with any applicable requirements of Code Section 409A, the Treasury Regulations, and subsequent guidance issued under Code Section 409A.

10. Effect of Termination on Benefits.

(a) If Employee’s employment with the Company is terminated, Employee may elect to continue, and the Company shall continue to provide, Employee’s existing medical and dental coverage under the Company’s medical and dental insurance plans, if any, for a period of up to eighteen (18) months from the date of termination, with the entire cost of such medical and dental insurance coverage from and after the date of termination shall be borne entirely by Employee; provided, however, that if Employee’s employment is terminated by the Company (or its successor) without Cause or the Employee resigns for Good Reason, the Company shall continue to pay the Company portion of the contributions for such medical and dental insurance coverage (the “COBRA Premium Benefits”) for the first twelve (12) months from the date of termination (the “COBRA Payment Period”).

(b) Notwithstanding anything to the contrary set forth in Section 10(a), if the Company determines, in its sole discretion, that the Company cannot provide the COBRA Premium Benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Employee a taxable cash amount, which payment shall be made regardless of whether the Employee or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in installments on the same schedule that the COBRA Premium Benefits would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA Premium Benefits, and shall be paid until the expiration of the COBRA Payment Period.

(c) Except as otherwise specifically provided for in subsection (a) or (b) of this Section, or in Section 8 above, upon termination of Employee’s employment, Employee shall have no further entitlement to any other compensation or benefits from the Company.

11. Application of Internal Revenue Code Section 280G.

(a) If any payment or benefit Employee would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(c) Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(d) The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

12. Miscellaneous.

(a) This Agreement constitutes the entire agreement and understanding between the Company and Employee concerning the subject matter hereof and supersedes any previous agreement, oral, written or otherwise, between the Company and Employee concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company.

(b) Employee represents that: (i) neither the execution or delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound; (ii) Employee will not disclose to the Company any confidential or proprietary information of any other person or employer and will not bring to the Company any property or documents of a confidential nature that belong to any other person or employer; and (iii) Employee does not have in his possession any property belonging to another employer, whether in paper or electronic format.

(c) Employee represents that he has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consent of any person or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(d) Employee understands, acknowledges and agrees that any violation by Employee of any of the terms of this Agreement may result in Employee’s immediate termination.

(e) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(f) This Agreement shall be construed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, applying to contracts fully executed and performed in the Commonwealth of Massachusetts.

(g) In the event any provision of this Agreement shall be held to be void, unlawful or unenforceable, all of the remaining provisions shall nevertheless remain in full force and effect.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally, by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, when deposited in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (h).

(i) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(k) Employee hereby acknowledges receipt of a duplicate copy of this Agreement. EMPLOYEE ACKNOWLEDGES THAT BEFORE SIGNING EMPLOYEE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND CONDITIONS.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Laurence James Neil Cooper
Laurence James Neil Cooper, M.D., Ph.D.
Date:	May 5, 2015

ZIOPHARM Oncology, Inc.:

/s/ Caesar J. Belbel
By:	Caesar J. Belbel
Title:	Executive Vice President, Chief Legal Officer and Secretary
Date:	May 5, 2015

Exhibit A to Employment Agreement

INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This Agreement is made this 5th day of May, 2015, between ZIOPHARM Oncology, Inc., having an address at One First Avenue, Parris Building #34, Navy Yard Plaza, Boston MA 02129 (hereinafter referred to as the “Company”), and Laurence James Neil Cooper, M.D., Ph.D., having an address at 311 West 8th Street, Houston, TX 77007 (“Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.	Proprietary Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plan, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or the Employee.

2.	Developments.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.	Non-competition.

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, except as expressly permitted under the Employee’s Employment Agreement, the Employee will not directly or indirectly: as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in the business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing,

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marketing, selling or rendering) immuno-oncology products, DNA-based biotherapeutic products involving in vivo expression of effectors for the treatment of cancer, or other products or product candidates that are otherwise substantially similar to those that have been or are being developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company; or (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b) Notwithstanding the restrictions set forth in Section 3(a) above, after the termination or cessation of Employee’s employment with the Company, nothing herein shall prevent Employee from (i) becoming a faculty member and/or serving on the staff of an academic institution, and while so employed, performing research, including in immuno-oncology and/or gene therapy, using institutional funds, philanthropy gifts, grants, and sponsored research agreements from third-parties (ii) working for the U.S. or any state government or any agency or instrumentality thereof, (iii) working for any non-profit cancer center, (iv) working for any non-profit entity or non-governmental organization (NGO) and (v) working for a for-profit health care delivery organization. In each such case, no such activity shall allow Employee to use any Proprietary Information of the Company without the prior written approval of the Company.

(c) If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

4.	Non-Solicitation.

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

(b) If the Employee violates the provisions of Section 4(a), the Employee shall continue to be bound by the restrictions set forth in Section 4(a) until a period of one year has expired without any violation of such provisions.

5.	Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company on Appendix A to this Agreement, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

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6.	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.	No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her temporary employment will continue for any period of time.

8.	Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.

(c) This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

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(g) If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

Signature Page Follows.

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THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ZIOPHARM Oncology, Inc.

/s/ Caesar J. Belbel
By:	Caesar J. Belbel
Title:	Executive Vice President, Chief Legal Officer and Secretary
Date:	May 5, 2015

Employee

/s/ Laurence James Neil Cooper
Laurence James Neil Cooper, M.D., Ph.D.
Date:	May 5, 2015